Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces First Quarter 2015 Results

First Quarter 2015 Highlights

•	Reported Segment EBITDA increased 6% to $127 million; 13% constant currency growth

•	Positive cash flow from operations of $35 million

•	Execution of strategic growth capital investments and new $30 million cost savings and productivity program remains on-track

•
Successfully completed $315 million First-Priority Senior Secured Notes offering and received commitments from lenders for an ABL Facility amendment in April. Total pro forma liquidity of $763 million as of March 31, 2015

COLUMBUS, Ohio - (May 13, 2015) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the first quarter ended March 31, 2015.
“We are pleased to report another quarter of strong growth despite continued global economic and commodity price volatility,” said Craig O. Morrison, Chairman, President and CEO. “Adjusted for currency fluctuations, our Segment EBITDA increased 13% reflecting increased demand for our specialty epoxy products, improved fundamentals in our base epoxies business and the successful execution of our strategic cost savings program.”
“In April, we successfully completed a $315 million bond offering and amendment to our asset-based revolving credit facility. Proceeds from the offering will primarily be used to enhance our balance sheet and fund the structural investments we continue to make in both the growth of our specialty portfolio and the ongoing optimization of our cost structure. On behalf of the Company, I would like to thank our valued lenders for their ongoing support of our strategic objectives and growth.”
First Quarter 2015 Results
Net Sales. Net sales for the quarter ended March 31, 2015 were $1.08 billion, a decrease of 17% compared with $1.29 billion in the prior year period. The decline in net revenues was primarily driven by the strengthening of the U.S. dollar against most other currencies and lower selling prices from the decline in oil prices globally, which more than offset gains in our specialty epoxy business. On a constant currency basis, net sales would have decreased by 9% for the quarter.
Segment EBITDA. For the quarter ended March 31, 2015, Segment EBITDA was $127 million, an increase of 6% compared with $120 million in the prior year period. The increase in Segment EBITDA was primarily driven by strong growth in our base epoxies, specialty epoxies and North American forest products resins businesses. This growth was partially offset by softer oilfield proppants results and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have increased 13% for the quarter.
Change in Accounting Policy
The Company has elected to change its accounting policies related to the recognition of gains and losses for pension and other non-pension postretirement benefit plans (“OPEB”) to a more preferable policy under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Specifically, such gains and losses historically recognized as a component of “Other comprehensive income (loss)”, and amortized into net income (loss) in future periods, will be recognized in earnings in the period in which they occur. In addition, the Company has changed its policy for recognizing expected returns on plan assets from a market-related value method (based on a five year smoothing of asset returns), to a fair value method.
Under the new policies, upon the Company’s annual remeasurement of its pension and OPEB plans in the fourth quarter, or on an interim basis as triggering events warrant remeasurement, the Company will immediately recognize gains and losses as a mark-to-market (“MTM”) gain or loss through earnings. As such, under the new policies, the Company’s net periodic pension and OPEB expense recognized on a quarterly basis will consist of i) service cost, interest cost, expected return on plan assets, amortization of prior service cost/credits and ii) MTM adjustments recognized annually in the fourth quarter upon remeasurement of pension and OPEB liabilities or when triggering events warrant remeasurement. The Company believes that these changes are preferable as they provide greater transparency of the Company's economic obligations in accounting results and better alignment with fair value accounting principles by recognizing the effects of economic and interest rate changes on pension and OPEB assets and liabilities in the year in which the gains and losses are incurred.
The impact of these pension and OPEB accounting policy changes was applied through retrospective application of the new policies to all periods presented. Accordingly, all relevant information as of, and for the three months ended, March 31, 2015 and all prior periods has been adjusted to reflect the application of the changes. See Schedule 6 for Segment EBITDA and a reconciliation to Net (loss) income, as recasted for the effects of the accounting policy changes.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the first quarter March 31, 2015 and 2014. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss. Starting in the first quarter of 2015, the Company has modified the components of Corporate and Other to include the allocation of certain shared service and administrative function costs that were allocated to the reportable segments in prior periods. Accordingly, for comparative purposes, the Company has recasted its Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.

Net Sales (1):
(In millions)

	Three Months Ended March 31,
	2015	2014
Epoxy, Phenolic and Coating Resins	$674	$817
Forest Products Resins	405	476
Total	$1,079	$1,293

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:
(In millions)

	Three Months Ended March 31,
	2015	2014
Epoxy, Phenolic and Coating Resins	$85	$80
Forest Products Resins	61	62
Corporate and Other	(19)	(22)
Total	$127	$120
Liquidity and Capital Resources
At March 31, 2015, Hexion had total debt of approximately $3.8 billion, unchanged from December 31, 2014. In addition, at March 31, 2015, the Company had $462 million in liquidity comprised of $152 million of unrestricted cash and cash equivalents, $2 million of short-term investments, $271 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $37 million of time drafts and availability under credit facilities at certain international subsidiaries.
On April 15, 2015, Hexion successfully completed a $315 million offering of First-Priority Senior Secured Notes. Proceeds from the offering were used to: i) redeem or repay all of Hexion’s outstanding 8.375% Sinking Fund Debentures due 2016 ($40 million) and ii) repay in full all amounts outstanding under the ABL Facility and for general corporate purposes. In connection with the offering, Hexion also received commitments from lenders to amend its ABL Facility to include certain non-US property plant and equipment in its borrowing base. Pro forma for the offering and ABL amendment, Hexion’s total liquidity as March 31, 2015 would have totaled approximately $763 million.
Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss first quarter 2015 results on Wednesday, May 13, 2015, at 10:00 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-280-4958
International Participants: 857-244-7315
Participant Passcode: 96129218
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on May 13, 2015. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 72386074. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At March 31, 2015, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its Fixed Charge Coverage Ratio.
Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of this report and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

HEXION INC.
Schedule 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Net sales	$1,079	$1,293
Cost of sales	923	1,126
Gross profit	156	167
Selling, general and administrative expense	82	94
Business realignment costs	3	6
Other operating expense, net	8	4
Operating income	63	63
Interest expense, net	77	77
Other non-operating (income) expense, net	(3)	2
Loss before income tax and earnings from unconsolidated entities	(11)	(16)
Income tax expense	26	6
Loss before earnings from unconsolidated entities	(37)	(22)
Earnings from unconsolidated entities, net of taxes	3	4
Net loss	$(34)	$(18)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $15 and $16, respectively)	$167	$172
Short-term investments	2	7
Accounts receivable (net of allowance for doubtful accounts of $14)	601	591
Inventories:
Finished and in-process goods	283	290
Raw materials and supplies	102	110
Other current assets	62	73
Total current assets	1,217	1,243
Investment in unconsolidated entities	42	48
Deferred income taxes	15	18
Other long-term assets	104	110
Property and equipment:
Land	85	89
Buildings	288	302
Machinery and equipment	2,318	2,419
	2,691	2,810
Less accumulated depreciation	(1,685)	(1,755)
	1,006	1,055
Goodwill	114	119
Other intangible assets, net	75	81
Total assets	$2,573	$2,674
Liabilities and Deficit
Current liabilities:
Accounts payable	$430	$426
Debt payable within one year	93	99
Interest payable	90	82
Income taxes payable	29	12
Accrued payroll and incentive compensation	80	67
Other current liabilities	121	135
Total current liabilities	843	821
Long-term liabilities:
Long-term debt	3,735	3,735
Long-term pension and post employment benefit obligations	253	278
Deferred income taxes	17	19
Other long-term liabilities	171	171
Total liabilities	5,019	5,024
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2015 and December 31, 2014	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	11	73
Accumulated deficit	(2,686)	(2,652)
Total Hexion Inc. shareholder’s deficit	(2,444)	(2,348)
Noncontrolling interest	(2)	(2)
Total deficit	(2,446)	(2,350)
Total liabilities and deficit	$2,573	$2,674

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Cash flows provided by (used in) operating activities
Net loss	$(34)	$(18)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34	35
Deferred tax benefit	(7)	(1)
Unrealized foreign currency losses	1	4
Other non-cash adjustments	1	—
Net change in assets and liabilities:
Accounts receivable	(41)	(125)
Inventories	(9)	(89)
Accounts payable	29	86
Income taxes payable	17	(2)
Other assets, current and non-current	9	9
Other liabilities, current and long-term	35	(1)
Net cash provided by (used in) operating activities	35	(102)
Cash flows used in investing activities
Capital expenditures	(40)	(34)
Purchase of businesses	—	(52)
Proceeds from the sale of debt securities, net	4	3
Net cash used in investing activities	(36)	(83)
Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	(3)	8
Borrowings of long-term debt	119	—
Repayments of long-term debt	(114)	(3)
Net cash provided by financing activities	2	5
Effect of exchange rates on cash and cash equivalents	(5)	(2)
Decrease in cash and cash equivalents	(4)	(182)
Cash and cash equivalents (unrestricted) at beginning of period	156	379
Cash and cash equivalents (unrestricted) at end of period	$152	$197
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$67	$66
Income taxes paid, net	4	13

HEXION INC.
SCHEDULE 4: Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$85	$80
Forest Products Resins	61	62
Corporate and Other	(19)	(22)
Total	$127	$120

Reconciliation:
Items not included in Segment EBITDA:
Business realignment costs	$(3)	$(6)
Integration costs	—	(2)
Realized and unrealized foreign currency losses	(3)	(3)
Other	(18)	(9)
Total adjustments	(24)	(20)
Interest expense, net	(77)	(77)
Income tax expense	(26)	(6)
Depreciation and amortization	(34)	(35)
Net loss	$(34)	$(18)

HEXION INC.
SCHEDULE 5: Reconciliation of Last Twelve Months Net Loss to Adjusted EBITDA

March 31, 2015
(In millions)	LTM Period
Net loss	$(240)
Income tax expense	42
Interest expense, net	308
Depreciation and amortization	143
EBITDA	253
Adjustments to EBITDA:
Business realignment costs (1)	44
Realized and unrealized foreign currency losses	33
Unrealized loss on pension and postretirement benefits	91
Other (2)	63
Cost reduction programs savings (3)	32
Adjusted EBITDA	$516
Pro forma fixed charges (4)	$322
Ratio of Adjusted EBITDA to Fixed Charges (5)	1.60

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation and realized and unrealized foreign exchange and derivative activity.

(3)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(4)	Reflects pro forma interest expense based on interest rates at March 31, 2015, as if the 2015 Refinancing Transactions had taken place at the beginning of the period.

(5)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2015, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $271 million at March 31, 2015).

HEXION INC.

SCHEDULE 6: Segment EBITDA and reconciliation to Net (loss) income, as recasted for the effects of the accounting policy changes

Segment EBITDA:

	Year Ended December 31,
(In millions)	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$290	$279	$351
Forest Products Resins	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499
Reconciliation of Segment EBITDA to Net (Loss) Income:

	Year Ended December 31,
(In millions)	2014	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$290	$279	$351
Forest Products Resins	255	235	205
Corporate and Other	(83)	(68)	(57)
Total	$462	$446	$499

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	$(5)	$(181)	$(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Unrealized (losses) gains on pension and postretirement benefits	(91)	68	(134)
Other	(36)	(35)	(39)
Total adjustments	(211)	(181)	(246)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(22)	(379)	410
Depreciation and amortization	(144)	(148)	(153)
Net (loss) income attributable to Hexion Inc.	(223)	(571)	247
Net loss attributable to noncontrolling interest	(1)	(1)	(1)
Net (loss) income	$(224)	$(572)	$246